interclick Appoints Industry Executives to Expand Boards

NEW YORK, January 11, 2011 – interclick inc. (NASDAQ: ICLK) announced today the appointment of Bill Wise, current CEO of MediaBank and former DoubleClick, Right Media and Yahoo executive, to its Board of Directors.

“Bill’s industry expertise and leadership is a tremendous complement to the diverse experience that already exists on our board today,” said Michael Katz, President and CEO-Designee of interclick. “I’m personally looking forward to working closely with Bill and have a lot of respect for what he has been able to accomplish.”

Bill Wise serves as the Chief Executive Officer of MediaBank, a leading operating system for the advertising industry.  Mr. Wise joined MediaBank from Yahoo, where he oversaw the Company’s advertising platforms business, including the Right Media Exchange and APT by Yahoo, Yahoo’s intelligent media planning and buying platform.  Prior to this role, Mr. Wise served as President of Right Media, before its acquisition by Yahoo. He has also held various executive positions with DoubleClick from 1997 to 2003.

“interclick approaches data differently, leveraging the most intelligent data platform on the market, while also setting the industry standard for quality and transparency,” said Mr. Wise.  “I am thrilled to be a part of a forward-looking organization with such a strong commitment to both technological innovation and industry leadership.”

David Honig Joins Advisory Board

In addition to Mr. Wise joining its Board of Directors, interclick also appointed another media veteran, David Honig, to its Advisory Board.

“As the digital media landscape continues to evolve, very few people are as deeply entrenched as Dave Honig,” said Mr. Katz.  “His perspective is invaluable as we continue to deliver innovate solutions to clients that drive value and results.”

Mr. Honig is currently Vice President, Business Development of BuddyMedia, the Facebook management system of choice for eight of the ten world’s largest advertisers, where he oversees global agency and partner relationships.  Mr. Honig also co-founded Media6Degrees, where he helped build technology that leverages social graph data to connect major brand marketers with targeted audiences.  Prior to this role, Mr. Honig was Vice President, Media at Didit Search Marketing where he developed the first integrated media platform combining Search Data & Display advertising with Re-Targeting, which won a ClickZ Marketing Echo Excellence Award in 2007. He began his career at online ad giant DoubleClick, which has since merged with Google, where he spent four years in various sales management roles.

“If you believe in data-driven marketing, interclick has become the clear leader,” said Mr. Honig.  “I am excited to share my perspective with interclick during this exciting time of growth for both the Company and the industry as a whole.”

About interclick

interclick, inc. (NASDAQ: ICLK) is a technology company providing solutions for data-driven advertising.  Combining scalable media execution capabilities with analytical expertise, interclick delivers exceptional results for marketers.  The Company’s proprietary Open Segment Manager (OSM) platform organizes and valuates billions of data points daily to construct the most responsive digital audiences for major digital marketers.  For more information, visit http://www.interclick.com.

Company Contact

Roger Clark, CFO
(646) 395-1776
roger.clark@interclick.com

Media Contact

Siobhan Aalders, Ogilvy
(212) 880-5341
siobhan.aalders@ogilvypr.com

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